Exhibit 10.4

GelTech Solutions, Inc.

Second Amendment to 2007 Equity Incentive Plan

GelTech Solutions, Inc. amends its 2007 Equity Incentive Plan (the “Plan”) as follows:

1.

The definition of “Change of Control” contained in Section 1(b) shall be deleted and replaced by the following:

“Change of Control” means the occurrence of any of the following events: (i)  the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets in a transaction which requires shareholder approval under applicable state law; or (ii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

2.

Section 3(b)(ii) and (iii) shall be deleted and replaced by the following:

(ii)

Annual Grants. On July 1st of each year (except for 2008 which shall be on the date of approval by the Board of the Second Amendment to 2007 Equity Incentive Plan), each non-employee director shall receive an automatic grant of non-qualified options as follows:

(A) Chairman of the Board -	35,000 options;
(B) Director -	20,000 options;
(C) Chairman of a committee -	10,000 options; and
(D) Member of a committee -	5,000 options.

(iii)

Vesting. All initial grants under this Section 3(b) shall vest over a three-year period each 12 months following the date of the automatic grant each June 30th and December 31st, subject to service with the Company in the capacity in which the grant is received on the applicable vesting dates. All annual grants shall vest on June 30th of the following year, subject to service with the Company in the capacity in which the grant is received on the applicable vesting date.

3.

Section 4 shall be amended by deleting “1,500,000” and replacing it with:

“3,500,000, less any Stock Rights previously granted or exercised.”

Effective as of September 25, 2008.